Exhibit 2.4

Description of Ordinary Shares

The following are summaries of material provisions of our currently effective amended and restated memorandum and articles of association and the Cayman Islands Companies Act (As Revised), or the Companies Act, insofar as they relate to the material terms of our ordinary shares. You should read this summary together with our amended and restated memorandum and articles of association which have been filed with the Securities and Exchange Commission, or SEC, as exhibit 1.1 to our annual report on Form 20-F for the year ended December 31, 2021.

General

All of our outstanding shares are fully paid and non-assessable. Our ordinary shares are issued in registered form and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. Each ordinary share has US$0.10 par value.

Dividends

Under our amended and restated memorandum and articles of association, our company in general meeting may from time to time declare final dividends in any currency to be paid to the members but no final dividend shall be declared in excess of the amount recommended by our board of directors. Dividends may be declared and paid out of the profits of our company, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. With the sanction of an ordinary resolution, dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act. Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provide: (a) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share; and (b) all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

Our board of directors may from time to time pay to the members such interim dividends as appear to the board of directors to be justified by the profits of our company, whenever such profits, in the opinion of our board of directors, justifies such payment.

Our board of directors may deduct from any dividend or other moneys payable to a member by our company on or in respect of any shares all sums of money (if any) presently payable by such shareholder to our company on account of calls or otherwise.

No dividend or other moneys payable by our company on or in respect of any share shall bear interest against our company.

Any dividend, interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent through the post addressed to the holder at his or her registered address or, in the case of joint holders, addressed to the holder whose name stands first in the register of members in respect of the shares at his or her address as appearing in the register of members or addressed to such person and at such address as the holder or joint holders may in writing direct. Every such check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register of members in respect of such shares, and shall be sent at his, her or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to our company.

All dividends or bonuses unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed. Any dividend or bonuses unclaimed after a period of six years from the date of declaration shall be forfeited and shall revert to our company.

Whenever our board of directors or our company in general meeting has resolved that a dividend be paid or declared, our board of directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind and in particular of paid up shares, debentures or warrants to subscribe securities of our company or any other company, or in any one or more of such ways, and where any difficulty arises in regard to the distribution the board of directors may settle the same as it thinks expedient, and in particular may issue certificates in respect of fractions of shares, disregard fractional entitlements or round the same up or down, and may fix the value for distribution of such specific assets, or any part thereof, and may determine that cash payments shall be made to any of our members upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to our board of directors and may appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend, and such appointment shall be effective and binding on our members.

Whenever our board of directors or our company in general meeting has resolved that a dividend be paid or declared on any class of the share capital of our company, our board of directors may further resolve either: (a) that such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our members entitled thereto will be entitled to elect to receive such dividend (or part thereof if our board of directors so determines) in cash in lieu of such allotment; or (b) that the members entitled to such dividend shall be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our board of directors may think fit. We may upon the recommendation of our board of directors by ordinary resolution resolve in respect of any one particular dividend of our company that notwithstanding the provisions as set out in our amended and restated memorandum and articles of association in respect of the foregoing, a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to members to elect to receive such dividend in cash in lieu of such allotment.

Voting Rights

Under our amended and restated memorandum and articles of association, subject to any special rights or restrictions as to voting for the time being attached to any shares by or in accordance with the articles of the association of our company, at any general meeting on a poll every member present in person or by proxy or, in the case of a member being a corporation, by its duly authorized representative shall have one vote for every fully paid share of which he is the holder but no amount paid up or credited as paid up on a share in advance of calls or installments is treated for the foregoing purposes as paid up on the share; and where a show of hands is allowed, every member present in person or by proxy (or, in the case of a member being a corporation, by its duly authorized representative) shall have one vote. A resolution put to the vote of a meeting shall be decided by way of a show of hands or, where required by the rules of any designated stock exchange, by way of a poll, save that the chairman of the meeting may in good faith, allow a resolution which relates purely to a procedural or administrative matter to be voted on by a show of hands in which case every member present in person (or being a corporation, is present by a duly authorized representative), or by proxy(ies) shall have one vote provided that where more than one proxy is appointed by a member which is a clearing house (or its nominee(s)), each such proxy shall have one vote on a show of hands. For purposes of the articles of association of our company, procedural and administrative matters are those that (i) are not on the agenda of the general meeting or in any supplementary circular that may be issued by our company to its members; and (ii) relate to the chairman’s duties to maintain the orderly conduct of the meeting and/or allow the business of the meeting to be properly and effectively dealt with, whilst allowing all members a reasonable opportunity to express their views.

Where a show of hands is allowed, before or on the declaration of the result of the show of hands, a poll may be demanded (a) by the chairman of such meeting, or (b) by at least five members present in person or in the case of a member being a corporation by its duly authorized representative or by proxy for the time being entitled to vote at the meeting, or (c) by a member or members present in person or in the case of a member being a corporation by its duly authorized representative or by proxy and representing not less than one-tenth of the total voting rights of all members having the right to vote at the meeting, or (d) by a member or members present in person or in the case of a member being a corporation by its duly authorized representative or by proxy and holding shares in our company conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

No member shall, unless our board of directors otherwise determines, be entitled to attend and vote and to be reckoned in a quorum at any general meeting unless he or she is duly registered and all calls or other sums presently payable by him or her in respect of shares in our company have been paid. Where our company has knowledge that any member is, under the rules of the designated stock exchange, required to abstain from voting on any particular resolution of our company or restricted to voting only for or only against any particular resolution of our company, any votes cast by or on behalf of such member in contravention of such requirement or restriction shall not be counted. Furthermore, our amended and restated memorandum and articles of association provide that if any member, or any other person appearing to be interested in shares held by such member, has been duly served with a notice issued by or on behalf of our company requiring disclosure of interests in shares pursuant to Section 793 of the Companies Act 2006 of England and Wales and is in default for the prescribed period referred to in the article of association of our company in supplying to our company the information thereby required, then the directors of our company may in their absolute discretion at any time thereafter serve a notice, called a Direction Notice, upon such member in accordance with the articles of association of our company, pursuant to which such member may be precluded from attending, voting or being reckoned in a quorum at any general meeting. The Direction Notice may direct that such member shall not be entitled to vote or exercise any right conferred by membership in relation to meetings of our company in respect of the shares to which the notice relates. Where the holding represents at least 0.25% of the share capital of our company, then the Direction Notice may additionally direct that (i) in respect of such shares, any dividends or other money which would otherwise be payable on such shares shall be retained by our company without any liability to pay interest thereon when such money is finally paid to the member; and/or (ii) no transfer of any of the shares held by such member shall be registered unless: (a) the member is not himself in default as regards supplying the information required and (b) the transfer is of part only of the member’s holding and when presented for registration is accompanied by a certificate of the member in a form satisfactory to the directors of our company to that effect that after due and careful enquiry the directors of our company are satisfied that no person in default as regards supplying such information is interested in any of the shares which are the subject of the transfer.

Under our amended and restated memorandum and articles of association, a resolution shall be an ordinary resolution when it has been passed at a meeting by a simple majority of votes cast by such members as, being entitled so to do, vote in person or, in the case of any member being a corporation, by its duly authorized representative or, where proxies are allowed, by proxy at a general meeting of which notice has been duly given in accordance with the articles of association of our company, while a resolution shall be a special resolution when it has been passed by a majority of not less than three-fourths of votes cast by such members as, being entitled so to do, vote in person or, in the case of any member being a corporation, by its duly authorized representative or, where proxies are allowed, by proxy at a general meeting of which notice has been duly given in accordance with the articles of association of our company. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our amended and restated memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes to our amended and restated memorandum and articles of association. Holders of the ordinary shares may, among other things, divide or consolidate their shares by ordinary resolution.

Subject to the provisions set forth below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or in a form prescribed by the designated stock exchange or in in any other form approved by our board of directors and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as our board of directors may approve from time to time. Notwithstanding the above, for so long as any shares are listed on the designated stock exchange, title to such listed shares may be evidenced and transferred in accordance with the laws applicable to and the rules and regulations of the designated stock exchange that are or shall be applicable to such listed shares. The register of members of our company in respect of its listed shares (whether the principal register or a branch register) may be kept by recording the particulars required by Section 40 of the Companies Act in a form otherwise than legible if such recording otherwise complies with the laws applicable to and the rules and regulations of the designated stock exchange that are or shall be applicable to such listed shares.

Our board of directors may, in its absolute discretion, and without giving any reason therefor, refuse to register a transfer of any share (not being a fully paid up share) to a person whom it does not approve, or any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, and it may also, without prejudice to the foregoing generality, refuse to register a transfer of any share to more than four joint holders or a transfer of any share (not being a fully paid up share) on which our company has a lien. Our board of directors may decline to recognize any instrument of transfer unless:

●	a fee of such maximum sum as the rules of any designated stock exchange may determine to be payable or such lesser sum as our board of directors may from time to time require is paid to our company in respect thereof;

●	the instrument of transfer is in respect of only one class of share;

●	the instrument of transfer is lodged at the registered office of our company or such other place at which the register of members is kept in accordance with the Companies Act or the registration office (as the case may be) accompanied by the relevant share certificate(s) and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his or her behalf, the authority of that person so to do); and

●	if applicable, the instrument of transfer is duly and properly stamped.

If our board of directors refuses to register a transfer of any share, it shall, within two months after the date on which the transfer was lodged with our company, send to each of the transferor and the transferee notice of such refusal.

Notwithstanding above, our board of directors may permit shares of any class to be held in uncertificated form to be transferred without an instrument of transfer by means of a relevant system, including (without limitation) CREST, an electronic settlement system for U.K. and Irish securities operated by Euroclear UK & Ireland Limited for the paperless settlement of securities in uncertificated form.

Where any class of shares is a participating security and our company is entitled under the Companies Act, our articles of association or any applicable regulations to sell, transfer, dispose of, forfeit, re-allot, accept the surrender of or otherwise enforce a lien over a share held in uncertificated form without an instrument of transfer, our company shall be entitled, subject to the Companies Act, our articles of association, any applicable regulations and the facilities and requirements of the relevant system:

●	to require the holder of that uncertificated share by notice to change that share into certificated form within the period specified in the notice and to hold that share in certificated form so long as required by our company;

●	to require the holder of that uncertificated share by notice to give any instructions necessary to transfer title to that share by means of the relevant system within the period specified in the notice;

●	to require the holder of that uncertificated share by notice to appoint any person to take any step, including without limitation the giving of any instructions by means of the relevant system, necessary to transfer that share within the period specified in the notice; and

●	to take any action that our board of directors considers appropriate to achieve the sale, transfer, disposal of, forfeiture, re-allotment or surrender of that share or otherwise to enforce a lien in respect of it.

The registration of transfers of shares or of any class of shares may, after notice has been given by advertisement in any newspapers or by any other means in accordance with the requirements of any designated stock exchange to that effect, be suspended and the register closed at such times and for such periods (not exceeding in the whole thirty (30) days in any year or such longer period as our members may by ordinary resolution determine, provided that such period shall not be extended beyond sixty (60) days in any year) as our board may determine.

Liquidation

Under our amended and restated memorandum and articles of association, subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (i) if our company shall be wound up and the assets available for distribution amongst the members of our company shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst such members in proportion to the amount paid up on the shares held by them respectively and (ii) if our company shall be wound up and the assets available for distribution amongst the members as such shall be insufficient to repay the whole of the paid-up capital such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively.

If our company shall be wound up (whether the liquidation is voluntary or by the court) the liquidator may, with the authority of a special resolution and any other sanction required by the Companies Act, divide among the members in specie or kind the whole or any part of the assets of our company and whether or not the assets shall consist of properties of one kind or shall consist of properties to be divided as aforesaid of different kinds, and may for such purpose set such value as he or she deems fair upon any one or more class or classes of property and may determine how such division shall be carried out as between the members or different classes of members. The liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of the members as the liquidator with the like authority shall think fit, and the liquidation of our company may be closed and our company dissolved, but so that no contributory shall be compelled to accept any shares or other property in respect of which there is a liability.

Calls on Shares and Forfeiture of Shares

Our board of directors may from time to time make calls upon members in respect of any moneys unpaid on their shares, and each member shall (subject to being given at least 14 clear days’ notice specifying the time and place of payment) pay to our company as required by such notice the amount called on such shares. The shares that have been called upon and remain unpaid are subject to forfeiture. Notwithstanding any such forfeiture described above, our board of directors may at any time, before any shares so forfeited shall have been sold, re-allotted or otherwise disposed of, permit the forfeited shares to be bought back upon the terms of payment of all calls and interest due upon, and expenses incurred in respect of, the shares and upon further terms (if any) as it thinks fit. The forfeiture of a share shall not prejudice the right of our company to any call already made, or installment payable, thereon.

Redemption, Repurchase and Surrender of Ordinary Shares

Under our amended and restated memorandum and articles of association, subject to the Companies Act, our amended and restated memorandum and articles of association and the rules of any designated stock exchange and/or any competent regulatory authority, any power of our company to purchase or otherwise acquire its own shares shall be exercisable by our board of directors in such manner, upon such terms and subject to such conditions as it thinks fit. Furthermore, under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the share premium account or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital if our company is able to, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid, (b) if as a result of the redemption or repurchase would result in there being no issued shares of our company other than shares held as treasury shares. Under our amended and restated memorandum and articles of association, our board of directors may accept the surrender of any share liable to be forfeited hereunder and, in such case, references in our amended and restated memorandum and articles of association to forfeiture will include surrender.

Variations of Rights of Shares

According to our articles of association and without prejudice to our amended and restated memorandum and articles of association, all or any of the special rights for the time being attached to the shares or any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, from time to time, whether or not our company is being wound up, be varied, modified or abrogated either with the consent in writing of the holders of not less than three-fourths in nominal value of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied, modified or abrogated by the creation or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares and Pre-emptive Rights

Our amended and restated memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares. Our amended and restated memorandum and articles of association provides that, unless our company by special resolution directed otherwise, any new ordinary shares will be offered by our directors for subscription to the holders of the ordinary shares in such proportions as equal (as nearly as possible) the proportion of ordinary shares held by them respectively at that time.

Our amended and restated memorandum and articles of association also provides that, subject to the provisions of the Companies Act and our amended and restated memorandum and articles of association and to any special rights conferred on the holders of any shares or class of shares, any share in our company (whether forming part of the present capital or not) may be issued with or have attached thereto such rights or restrictions whether in regard to dividend, voting, return of capital or otherwise as our company may by ordinary resolution determine or, if there has not been any such determination or so far as the same shall not make specific provision, as our board of directors may determine.

Subject to the provisions of the Companies Act, the rules of any designated stock exchange and our amended and restated memorandum and articles of association, and to any special rights conferred on the holders of any shares or attaching to any class of shares, shares may be issued on the terms that they may be, or at the option of our company or the holder are, liable to be redeemed on such terms and in such manner, including out of capital, as our board of directors may deem fit.

Subject to the Companies Act, any preference shares may be issued or converted into shares that, at a determinable date or at the option of our company or the holder if so authorized by our amended and restated memorandum and articles of association, are liable to be redeemed on such terms and in such manner as our company before the issue or conversion may be ordinary resolution of the members determine.

Where our company purchases for redemption a redeemable share, purchases not made through the market or by tender shall be limited to a maximum price as may from time to time be determined by our company in general meeting, either generally or with regard to specific purchases. If purchases are by tender, tenders shall be available to all members alike.

Inspection of Books and Records

Our shareholders do not have a general right under the Companies Act to inspect or obtain copies of our list of shareholders or our corporate records. They will, however, have such rights as may be set out in our company’s articles of association.

Anti-Takeover Provisions

Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that limit the ability of shareholders to requisition and convene general meetings of shareholders. However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

General Meetings of Shareholders and Shareholder Proposals

Our shareholders’ general meetings may be held in such time and place within or outside the Cayman Islands as our board of directors considers appropriate.

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our amended and restated memorandum and articles of association provide that we shall in each year hold a general meeting as our annual general meeting. Our board of directors may whenever it thinks fit call extraordinary general meetings.

Cayman Islands law does not provide shareholders with an express right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles of association allow our shareholders holding shares representing in aggregate not less than one-tenth of the paid up capital of our company carrying the right of voting at general meetings of our company shall at all times have the right, by written requisition to our board of directors or the secretary of our company, to require an extraordinary general meeting to be called by the board of directors for the transaction of any business specified in such requisition; however, our amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Exempted Company

We are an exempted company with limited liability under the Companies Act. Any company that is registered in the Cayman Islands and the objects of which are to be carried out mainly outside of the Cayman Islands may apply to be registered as an exempted company.

Register of Members

Under the Companies Act, our company must keep a register of members and there should be entered therein:

●	the names and addresses of the members, the number and class of shares held by each member, the amount paid or agreed to be considered as paid, on such shares, and whether for each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional; and

●	the date on which the name of any person was entered on the register as a member; and the date on which any person ceased to be a member.

In accordance with Section 48 of the Companies Act, the register of members is prima facie evidence of the registered holder or member of shares of a company. Therefore, a person becomes a registered holder or member of shares of our company only upon entry being made in the register of members.

If the name of any person is, without sufficient cause, entered in or omitted from our register of members, or if default is made or unnecessary delay takes place in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent U.K. statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England and Wales. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to our company and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies in the consolidated company. A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and (a) authorization by a special resolution of the members of each constituent company and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders if a copy of the plan of merger is given to every member of each subsidiary company to be merged unless that member agrees otherwise. For this purpose, a subsidiary is a company of which at least 90% of the votes represented by issued shares of the subsidiary company are held by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissident shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies approved by (i) a majority in number representing seventy-five percent (75%) in value of creditors, or (ii) seventy-five percent (75%) in value of shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its shareholders or an express power in its articles of association. On hearing such a petition, the Grand Court of the Cayman Islands may, among other things, make an order appointing a restructuring officer or make any other order as the Court thinks fit.

When a takeover offer is made and accepted by holders of 90% in value of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud or bad faith.

Shareholders’ Suits

The Cayman Islands Grand Court Rules allow shareholders to seek leave to continue derivative actions in the name of the company against wrongdoers. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

●	a company is acting or proposing to act illegally or beyond the scope of its authority;

●	the act complained of, although not beyond the scope of the company’s authority, could be effected if authorized by more than a simple majority vote which has not been obtained; or

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association require us to indemnify our officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association to the fullest extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty to act honestly, in good faith, with skill and care and with a view to our best interests. Our directors also have a duty to exercise skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated memorandum and articles of association, as amended and restated from time to time. Our company has the right to seek damages if a duty owed by our directors is breached. Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings; declaring dividends and distributions;

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and approving the transfer of shares in our company, including the registration of such shares in our share register.

A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company shall declare the nature of his or her interest at a meeting of the directors in accordance with the Companies Act and our articles of association. Subject to the Hong Kong Listing Rules and save as provided in the amended and restated memorandum and articles of association of our company, a director shall not vote on any resolution of our board approving any contract, arrangement, transaction or any other proposal whatsoever in which he or any of his or her close associates is materially interested otherwise than by virtue of his or her interests in shares or debentures or other securities of or otherwise in or through our company. A director of our company may not be counted in the quorum at a meeting in relation to any resolution on which that director is prohibited from voting. Our directors may exercise all the powers of our company to borrow money, mortgage our undertaking, property and uncalled capital and issue debentures or other securities whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Cayman Islands laws do not restrict transactions with directors but a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and a director is required to exercise a duty of care, a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company also owes to the company a duty to act with skill and care.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands laws and our articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. The Companies Act does not provide shareholders with an express right to put forth any proposal before the annual general meeting of the shareholders. However, depending on what is stipulated in a company’s articles of association, shareholders in an exempted Cayman Islands company may make proposals in accordance with the relevant shareholder requisition provisions. For shares that are represented by ADSs, the depositary in many cases may be the only shareholder. In such cases, only the depositary has the direct right to requisition a shareholders’ meeting. However, unless otherwise provided in the deposit agreement, the holders of the ADSs generally do not have the right to petition the depositary to requisition a shareholders’ meeting or to put forth shareholder proposals through the depositary.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, directors may be removed by ordinary resolution of our shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

A Cayman Islands company may be wound up compulsorily by order of the Court of the Cayman Islands, voluntarily or under supervision of the Court of the Cayman Islands. The Court of the Cayman Islands has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the Court, just and equitable to do so.

A company may be wound up voluntarily when the members so resolve in general meeting by special resolution, or, in the case of a limited duration company, when the period fixed for the duration of the company by its memorandum expires, or the event occurs on the occurrence of which the memorandum provides that the company is to be dissolved, or, the company does not commence business for a year from its incorporation (or suspends its business for a year), or, the company is unable to pay its debts. In the case of a voluntary winding up, such company is obliged to cease to carry on its business from the time of passing the resolution for voluntary winding up or upon the expiry of the period or the occurrence of the event referred to above.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Cayman Islands law has no comparable statute.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.